April 16, 2013

Mr. Jay S. Sidhu
511 Granada Dr.
Palm Coast, FL  32137

Dear Mr. Sidhu:

In responding to your Schedule 13D filings, we want to make clear to you that the Board of Directors will not allow the best interests of all shareholders of Atlantic Coast Financial Corporation to be subverted so you may pursue an agenda to benefit a limited group with whom you may be acting in concert.

Our first and foremost duty is to make decisions in the best interest of Atlantic Coast Financial’s shareholders and organization, not you and your associates. The Board is highly confident that the proposed transaction, which provides value to shareholders, is in the best interests of all shareholders, our banking organization and the communities Atlantic Coast Bank serves.

While you dissented to the proposed merger, your alternative recapitalization proposal was not considered a viable alternative. After thorough review of your proposal by the Board and its financial and legal advisors, the Board concluded that it had significant execution risk that, if pursued, could put shareholders’ entire investment in jeopardy.

Despite these facts, you continue to (1) attack the strategic alternatives process, (2) promote a recapitalization plan that would not have raised sufficient capital to ensure the viability of Atlantic Coast Bank, and (3) claim the valuation of the Bond Street transaction is inadequate.  However, your arguments on all three of these points do not address or resolve the fundamental issues facing Atlantic Coast Financial, and accordingly, we have to question whether your objectives relate to the best interests of all our shareholders or a more limited group you appear to represent.

Atlantic Coast Financial Corporation
10151 Deerwood Park Blvd., Building 200, Suite 100
Jacksonville FL 32256 ~ 904.998.5500

Atlantic Coast Financial Corporation
Letter to Jay Sidhu
April 16, 2013

We want to address each of your major assertions in turn:

1)
The Board was provided with adequate time to review the merger-related proxy materials, not withstanding the claim in your letter that you and Mr. Choudhrie voted against approving the proxy materials because you were not given sufficient time to review the materials.  All of the Directors received the draft proxy materials in advance of the meeting and counsel provided a section-by-section review of the proxy materials and answered questions from members of the Board.  At your request, we gave you additional time for review and comments, and deferred the vote for 24 hours.  In drafting the preliminary proxy materials Atlantic Coast Financial considered your comments.

2)
The proposed merger transaction was considered the best outcome from our strategic alternatives process. As you are aware, our strategic alternatives process began in late 2011.  Atlantic Coast Financial’s stock price closed at an all-time low of $0.87 on the last trading day prior to the announcement of the strategic alternatives process on November 28, 2011.  The strategic alternatives process executed by the Board is well explained in the “Background of the Merger” section of the preliminary proxy materials filed with the Securities and Exchange Commission. The preliminary proxy materials also set forth in detail the material factors the Board considered in determining that the proposed merger is in the best interests of Atlantic Coast Financial and its stockholders.

3)
The Board and its Strategic Alternatives Committee carefully evaluated the proposed recapitalization and rights offering.  All information submitted by you regarding a recapitalization was reviewed by the Strategic Alternatives Committee and its advisors and was evaluated in comparison with the merger proposal. In its analysis, the Board and its advisors considered: (1) the composition of your proposed investor group and  their probability for approval by the federal banking regulators, (2) whether the proposed capital raise was sufficient to ensure the Bank’s viability, (3) the likelihood that standby investors would participate in a recapitalization, and (4) the capital implications of the deferred tax asset valuation and push-down accounting. A key element of your proposals relies on the recovery of the deferred tax asset.  However, as you have been informed many times our accountants have advised us there would be limited likelihood of recovery due to IRS Tax Code Section 382.

Atlantic Coast Financial Corporation
Letter to Jay Sidhu
April 16, 2013

Your various proposals have been carefully reviewed by the Board and Atlantic Coast Financials’ advisors, but the analysis showed that they were highly speculative. Ultimately, the Board concluded that such proposals would be difficult to complete in today’s economic and regulatory environment.  In addition, your proposals did not provide sufficient capital to assure Atlantic Coast Financial of (1) a sound and strong banking platform for the long term, and (2) the approximately $35 million necessary to meet Atlantic Coast Bank’s current regulatory capital requirements.  Given the Consent Order under which Atlantic Coast Bank is operating, your proposal had too much risk due to execution uncertainty. Pursuing your proposal would have meant rejecting a concrete offer for a more speculative alternative that could have put our shareholders’ entire investment at risk, thereby jeopardizing the viability of Atlantic Coast Financial. The Board is unwilling to pursue such an approach for our shareholders and our banking organization. In addition,  you specifically stated at a Board meeting that you would not be an investor in your proposed recapitalization.

4)
The valuation of the Bond Street proposal was deemed adequate, and your claim to the contrary is not supported by the facts.  From an Atlantic Coast Financial price per share of $0.87 at the beginning of the strategic alternatives process, we were trading at approximately $4.75 as of April 15, 2013, based on a $5.00 per share transaction value (subject to a $2.00 escrow for stockholder litigation losses). This is in spite of (1) having entered into a Consent Order with the OCC mandating, among other things, a 9% Tier 1 Capital Ratio and a 13% Total Risk-based Capital Ratio (which requires a capital raise of approximately $35 million); (2) continued erosion of capital from $46.3 million at December 31, 2011 to $40.3 million at December 31, 2012; (3) a prepayment penalty of $29.9 million at December 31, 2012 related to our high cost wholesale borrowed funds; and (4) ongoing losses resulting primarily from high interest costs related to the wholesale borrowing and continuing higher than normal credit costs. Also, you fail to acknowledge in your filings that the prepayment penalty for the wholesale borrowings represents over 50% of our capital and is the major reason for the valuation adjustment to our stated book value. These issues result from the difficult economic environment in which Atlantic Coast Financial has operated in since 2008.

Atlantic Coast Financial Corporation
Letter to Jay Sidhu
April 16, 2013

For these reasons, we continue to question whether your true objective with respect to Atlantic Coast Financial relates to the self interests of a more limited group with which you may be associated.  Your letter of April 11, 2013 refers to the Schedule 13D filed by The Albury Investment Partnership, but fails to indicate that this investor also has a disclosable ownership interest in Customers Bancorp, Inc., where you serve as Chairman and Chief Executive Officer.  It would appear that you, Mr. Choudhrie and The Albury Investment Partnership are acting in concert as a 16.6% ownership group of Atlantic Coast Financial, which raises concerns as to who you are representing.

We continue to be focused on completing the proposed transaction that a majority of the Atlantic Coast Financial’s Board of Directors believes is in the best interest of all shareholders.

Very truly yours,

John J. Linfante, Chairman	G. Thomas Frankland, President & CEO

cc: Mr. Bhanu Choudhrie

Atlantic Coast Financial Corporation
Letter to Jay Sidhu
April 16, 2013

This communication is being made in respect of a proposed business combination transaction involving Atlantic Coast Financial Corporation and Bond Street Holdings, Inc. In connection with the proposed transaction, Atlantic Coast Financial Corporation will file with the Securities and Exchange Commission (the "SEC") a proxy statement to be distributed to the stockholders of the Company in connection with their vote on the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION REGARDING THE PROPOSED TRANSACTION, STOCKHOLDERS OF ATLANTIC COAST FINANCIAL CORPORATION ARE URGED TO READ ALL FILINGS MADE BY THE COMPANY IN CONNECTION WITH THE TRANSACTION, INCLUDING THE PROXY STATEMENT, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to stockholders of Atlantic Coast Financial Corporation. Stockholders may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC's website (www.sec.gov) and by accessing Atlantic Coast Financial Corporation's website (www.atlanticcoastbank.net) under the heading "Investor Relations" and then under the link "SEC Filings." These documents may also be obtained free of charge from Atlantic Coast Financial Corporation by requesting them in writing to Atlantic Coast Financial Corporation, 10151 Deerwood Park Blvd., Building 200, Suite 100, Jacksonville, Florida 32256; Attention: Thomas B. Wagers, Sr., Chief Financial Officer, or by telephone at (904) 565-8570.

Atlantic Coast Financial Corporation and its directors and executive officers may be deemed participants in the solicitation of proxies from Atlantic Coast Financial Corporation's stockholders in connection with this transaction. Information about the directors and executive officers of Atlantic Coast Financial Corporation and information about other persons who may be deemed participants in this transaction will be included in the proxy statement. You can find information about Atlantic Coast Financial Corporation's executive officers and directors in Atlantic Coast Financial Corporation's preliminary proxy statement for its Special Meeting filed with the SEC on March 27, 2013 and Atlantic Coast Financial Corporation's definitive proxy statement for its 2012 Annual Meeting filed with the SEC on April 11, 2012, copies of which are available at the SEC's website or from Atlantic Coast Financial Corporation as described above.